Exhibit 107

Calculation of Filing Fee Tables

S-1 (Form Type)

ParkerVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	2,843,750	(2)	$0.133	(3)	$376,797	0.0001102	$41.52
Fees to be Paid	Equity	Common Stock	457(c)	4,375,000	(4)	$0.133	(3)	$579,688	0.0001102	$63.88
Fees to be Paid	Equity	Common Stock	457(c)	1,968,750	(5)	$0.133	(3)	$260,859	0.0001102	$28.75
Fees to be Paid	Equity	Common Stock	457(c)	200,000	(6)	$0.133	(3)	$26,500	0.0001102	$2.92

	Total Offering Amounts							$1,243,844		$137.07
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fees Due									$137.07

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the amount registered also covers any additional shares of common stock, $0.01 par value (“Common Stock”) which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Represents 2,843,750 shares of Common Stock issued pursuant to securities purchase agreements dated November 30, 2022, December 23, 2022 and January 13, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.  Amount represents the average of the bid and ask price of our Common Stock as quoted on the OTCQB Venture Market (the "OTCQB") on April 14, 2023.

(4)

Represents 4,375,000 shares of Common Stock issuable pursuant to convertible promissory notes dated between January 11, 2023 and January 13, 2023 (the “Notes”) at a fixed conversion price of $0.16 per share.

(5)

Represents 1,968,750 shares of Common Stock that are issuable pursuant to any elections made by us to pay interest in shares of Common Stock on the Notes, and assumes that each interest payment made through maturity will be paid in shares of Common Stock. The interest is payable at a rate of 9% of the outstanding principal balance per annum and interest payments will be made quarterly beginning on the earlier of (a) April 15, 2023, provided a registration statement covering the shares of Common Stock has been declared effective or (b) the first quarterly anniversary date following the effectiveness of a registration statement covering the shares of Common Stock. The price of the shares, if interest is paid in shares of Common Stock, will be determined based on the closing price of the Common Stock immediately prior to the interest payment date. For purposes of this Fee Calculation Table, we have estimated the number of shares based on the maximum interest payment amount divided by $0.16 per share.

(6)	Represents 200,000 shares of Common Stock issuable upon exercise of options issued as payment for services.